UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 4, 2008

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Particle Drilling Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30819 (Commission File Number)	20-1563395 (I.R.S. Employer Identification No.)

5611 Baird Court Houston, Texas (Address of Principal Executive Offices)	77041 (Zip Code)
Registrant’s telephone number, including area code: (713) 223-3031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

           On December 4, 2008, Particle Drilling Technologies, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Shell Exploration and Production Company and certain of its affiliates (“Shell”) that provides for the development of new drill bits (the “PID bits”) for use with the Company’s Particle Impact Drilling System (the “PID System”) and for the PID bits to be tested in a field trial at a drilling site designated by Shell.  The initial term of the Agreement runs from December 1, 2008 through November 30, 2010, but is terminable by Shell at any time.

Under the Agreement, the Company will design, test and manufacture four PID bits, ranging in size from 6 inches to 6.5 inches, as determined by Shell.  Shell has agreed to pay the Company $350,000 for the design and development work prior to the first field trial and up to an additional $50,000 within 30 business days following the completion of the first field trial based on certain agreed performance indicators.

Following the completion and evaluation of the results of the field trial, Shell and the Company will determine if further field trials are necessary.  At Shell’s discretion, up to two additional field trials may be planned at the following cost to Shell per trial (assuming three PID bits are manufactured per trial):

•	$159,000 prior to mobilization to the respective field trial; and

•	up to $50,000 within 30 business days following completion of the field trial based on the performance of the PID System and the PID bits with respect to certain key performance indicators.

At any time within two years following the completion of the initial field trial, Shell may (1) renew the Agreement or enter into another non-binding joint development agreement with the Company whereby Shell would provide additional funding towards the commercialization of the PID System, and/or (2) elect to have first call priority on all equipment and services related to the first two PID Systems built and deployed by the Company on a commercial basis for a period of two years at the Company’s cost plus 10% (though the Company has the right to offer the PID System to other customers if Shell’s utilization of a PID System during two or more consecutive months does not exceed 50%).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        PARTICLE DRILLING TECHNOLOGIES, INC.

Date:	December 8, 2008	By:	/s/ J. CHRIS BOSWELL
Name:	J. Christopher Boswell
Title:	Senior Vice President and Chief Financial Officer

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